Exhibit 99.1

Key Energy Services, Inc. 1301 McKinney Street Suite 1800 Houston, TX 77010	April 26, 2012 Contact: Gary Russell, Investor Relations 713-651-4434

FOR IMMEDIATE RELEASE

Key Energy Services Generated First Quarter 2012 Earnings from

Continuing Operations of $0.23 per Diluted Share

HOUSTON, TX, April 26, 2012 – Key Energy Services, Inc. (NYSE: KEG) generated first quarter 2012 income from continuing operations of $34.1 million, or $0.23 per share, compared to fourth quarter 2011 income from continuing operations of $44.5 million, or $0.30 per share, excluding after tax costs of $2.7 million, or $0.02 per share, related to the Company’s previously disclosed general and administrative restructuring initiative.

During the first quarter of 2012, Key announced its intention to sell its Argentine operations. As a result, this business has been classified as discontinued operations for the first quarter of 2012, and prior comparable periods have been recast to reflect this change. The carrying value of the Argentine business included $41.5 million of net assets and $52.4 million of accumulated foreign currency translation losses, which are included within Key’s consolidated stockholder’s equity. For the first quarter 2012, our Argentine business had a net loss from discontinued operations of $30.9 million, or $0.21 per share, on revenue of $25.6 million. Included in the loss for the quarter is a non-cash impairment charge of $26.9 million after tax, or $0.18 per share, to adjust the carrying value of this business to its current estimated fair value.

For the fourth quarter 2011, our Argentine business had revenue from discontinued operations of $27.5 million and a net after-tax loss of $2.5 million, or $0.02 per share. Fourth quarter results reported herein reflect the specific allocation of income tax attributes between income from continuing operations and losses generated in Argentina during 2011, which are reflected in discontinued operations. In our fourth quarter 2011 earnings announcement on February 16, 2012, Key disclosed an after-tax loss from Argentina operations of $5.4 million, or a loss of $0.04 per share, based on Key’s consolidated 2011 tax rate.

First quarter 2012 consolidated net income was $3.2 million, or $0.02 per share, which includes the aforementioned losses from discontinued operations, compared to fourth quarter 2011 consolidated net income of $39.3 million, or $0.26 per share.

Revenue for the first quarter 2012 was $486.8 million, up 1.1% compared to fourth quarter 2011 revenue of $481.7 million.

The following table sets forth summary data from continuing operations for the first quarter 2012 and prior comparable quarterly periods.

	Three Months Ended (unaudited)
	March 31,	December 31,	March 31,
	2012	2011	2011
	(in millions, except per share amounts)
Revenues	$486.8	$481.7	$364.4
Income (loss) attributable to Key	$34.1	$41.8	$(16.2)
Diluted earnings (loss) per share attributable to Key	$0.23	$0.28	$(0.12)
Adjusted EBITDA	$115.4	$130.5	$69.6

April 26, 2012

U.S. Segment

First quarter 2012 U.S. revenue was $425.0 million, up 1.0% compared to $420.9 million in the fourth quarter 2011. Operating income was $91.5 million, or 21.5% of revenue, in the first quarter compared to $106.6 million, or 25.3% of revenue, in the prior quarter.

In addition to the anticipated impact of relocating equipment and personnel into high demand oil markets from declining gas markets, first quarter results were impacted by crew turnover and labor shortages which reduced asset utilization in our Coiled Tubing Services business, formerly Intervention Services, resulting in a sequential 13% revenue decline for that business. Each of Key’s other business lines experienced increases in revenue from the prior quarter, notably Rig Services revenue which increased approximately 5% sequentially.

Although first quarter operating income margins were negatively affected by planned asset relocations, the majority of the sequential margin decline is attributed to low coiled tubing asset utilization.

International Segment

First quarter 2012 International revenue was $61.8 million, up 1.6% compared to fourth quarter 2011 revenue of $60.8 million. International operating income was $10.4 million, or 16.8% of revenue, compared to fourth quarter 2011 operating income of $14.5 million, or 23.8% of revenue. The decline in operating income margin was primarily attributable to costs associated with activity increases in Mexico, and, to a lesser extent, mobilization costs related to new operations in Oman.

General and Administrative Expenses

Total general and administrative expenses were $60.9 million, or 12.5% of revenue, compared to fourth quarter 2011 general and administrative expenses of $59.3 million, or 12.3% of revenue, excluding $4.1 million of previously disclosed restructuring costs.

Capital Expenditures and Liquidity

Key’s consolidated cash balance at March 31, 2012 was $31.9 million compared to $35.4 million at the end of 2011. Capital expenditures were $169.4 million during the first quarter 2012. Total debt at March 31, 2012 was $865.1 million compared to year-end 2011 total debt of $775.7 million. At the end of the quarter, there was $239.0 million utilized under the Company’s $550 million senior secured credit facility. Net debt to total capitalization at the end of the first quarter 2012 was 39.9%.

During the first quarter, Key issued $200 million of 6.75% Senior Notes due 2021. The notes were issued as additional securities under an indenture pursuant to which Key issued $475 million of 6.75% Senior Notes due 2021 in March 2011. Proceeds from the additional Senior Notes were used to repay borrowings under the Company’s credit facility.

April 26, 2012

Overview and Outlook

Commenting on the results, Key’s Chairman, President and Chief Executive Officer, Dick Alario, stated, “Customer demand remains strong both in the U.S. and internationally. Our U.S. businesses, excluding Coiled Tubing Services, generated just over 3% revenue growth sequentially, as we continue to deploy assets and personnel into high growth regions. Our financial results from Coiled Tubing Services were unsatisfactory in light of strong customer demand. We have made necessary management and operational changes, and we have begun to see improvement.

“International revenue grew modestly and margins were impacted by costs associated with doubling the size of our operations in Mexico. Our assets are now fully deployed. Also during the quarter, we began mobilizing assets into Oman and should begin generating revenue there in the third quarter.”

Alario continued, “As a result of slower first half growth in our coiled tubing business and a more pronounced activity reduction in U.S. gas markets, we now expect 2012 consolidated revenue to be up approximately 30% from 2011 compared to our previous expectations of a 35% increase. We expect U.S. revenue growth to be near the lower end of the 25% to 30% range we previously announced, and we expect international revenue growth near the lower end of its expected range of 75% to 100%. We will provide additional perspectives regarding our outlook for 2012 on our investor conference call.”

Conference Call Information

As previously announced, Key management will host a conference call to discuss its first quarter 2012 financial results on Friday, April 27, 2012 at 10:00 a.m. CDT. To access the call in the U.S. and Canada dial 888-794-4637. International callers should dial 660-422-4879. All callers should ask for the “Key Energy Services Conference Call” or provide the access code 63682641. The conference call will also be available live via the internet. To access the webcast, go to www.keyenergy.com and select “Investor Relations.”

A telephonic replay of the conference call will be available on Friday, April 27, 2012, beginning approximately two hours after the completion of the conference call and will remain available for one week. To access the replay, call 855-859-2056 or 800-585-8367. The access code for the replay is 63682641. The replay will also be accessible at www.keyenergy.com under “Investor Relations” for a period of at least 90 days.

April 26, 2012

Consolidated Statements of Operations (in thousands, except per share amounts, unaudited):

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
REVENUES	$486,751	$481,717	$364,364

COSTS AND EXPENSES:
Direct operating expenses	311,497	290,136	247,980
Depreciation and amortization expense	51,189	46,898	39,182
General and administrative expenses	60,918	63,438	49,649

Operating income	63,147	81,245	27,553

Loss on early extinguishment of debt	—	—	46,451
Interest expense, net of amounts capitalized	11,882	10,846	9,892
Other (income) expense, net	(1,029)	955	(2,814)

Income (loss) from continuing operations before tax	52,294	69,444	(25,976)
Income tax (expense) benefit	(18,813)	(27,411)	9,187

Income (loss) from continuing operations	33,481	42,033	(16,789)
Loss from discontinued operations, net of tax	(30,905)	(2,464)	(1,923)

Net income (loss)	2,576	39,569	(18,712)

(Loss) income attributable to noncontrolling interest	(614)	221	(577)

INCOME (LOSS) ATTRIBUTABLE TO KEY	$3,190	$39,348	$(18,135)

Earnings (loss) per share attributable to Key:
Basic and diluted	$0.02	$0.26	$(0.13)

Weighted average shares outstanding:
Basic	151,132	150,738	142,206
Diluted	151,506	150,804	142,206

Income (loss) from continuing operations attributable to Key:
Income (loss) from continuing operations	$33,481	$42,033	$(16,789)
(Loss) income attributable to noncontrolling interest	(614)	221	(577)

Income (loss) from continuing operations attributable to Key	$34,095	$41,812	$(16,212)

Earnings (loss) per share from continuing operations attributable to Key:
Basic and diluted	$0.23	$0.28	$(0.12)

Loss from discontinued operations, net of tax:	$(30,905)	$(2,464)	$(1,923)

Loss per share from discontinued operations:
Basic and diluted	$(0.21)	$(0.02)	$(0.01)

April 26, 2012

Condensed Consolidated Balance Sheets (in thousands, unaudited):

	March 31,	December 31,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$31,935	$35,443
Other current assets	543,177	504,777
Current assets held for sale	28,616	60,343

Total current assets	603,728	600,563

Property and equipment, net	1,320,392	1,197,300
Goodwill	624,583	622,773
Other assets, net	145,939	155,601
Non-current assets held for sale	9,488	22,883

TOTAL ASSETS	$2,704,130	$2,599,120

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$69,156	$71,736
Other current liabilities	178,785	175,877
Current liabilities associated with assets held for sale	39,246	41,890

Total current liabilities	287,187	289,503

Long-term debt, less current portion	863,657	773,975
Other non-current liabilities	327,903	321,011

Equity	1,225,383	1,214,631

TOTAL LIABILITIES AND EQUITY	$2,704,130	$2,599,120

Consolidated Cash Flow Data (in thousands, unaudited):

	Three Months Ended
	March 31,	March 31,
	2012	2011
Net cash provided by (used in) operating activities	$75,830	$(39,914)
Net cash used in investing activities	(163,982)	(102,238)
Net cash provided by financing activities	90,069	100,662
Effect of exchange rates on cash	(5,425)	(1,954)

Increase (decrease) in cash and cash equivalents	(3,508)	(43,444)
Cash and cash equivalents, beginning of period	35,443	56,628

Cash and cash equivalents, end of period	$31,935	$13,184

April 26, 2012

U.S. and International Revenue and Operating Income (Loss) (in thousands, except for percentages, unaudited):

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Revenues
U.S. Operations:
Rig Services	$203,382	$194,197	$162,182
Fluid Management
Services	97,844	96,886	86,490
Coiled Tubing Services	52,980	60,896	53,970
Fishing & Rental Services	70,767	68,960	27,262

Total U.S. Operations	424,973	420,939	329,904
International Operations	61,778	60,778	34,460

Consolidated Total	$486,751	$481,717	$364,364

	Three Months Ended
	March 31,	% of Segment	December 31,	% of Segment	March 31,	% of Segment
	2012	Revenue	2011	Revenue	2011	Revenue
Operating Income (Loss)
U.S. Operations	$91,458	21.5%	$106,550	25.3%	$58,647	17.8%
International Operations	10,368	16.8%	14,451	23.8%	2,639	7.7%
Functional Support	(38,679)	n/a	(39,756)	n/a	(33,733)	n/a

Consolidated Total	$63,147	13.0%	$81,245	16.9%	$27,553	7.6%

April 26, 2012

Following is a reconciliation of income or loss from continuing operations attributable to Key as presented in accordance with United States generally accepted accounting principles (GAAP) to EBITDA from continuing operations and Adjusted EBITDA from continuing operations (non-GAAP measures) as required under Regulation G of the Securities Exchange Act of 1934.

Reconciliations of EBITDA from continuing operations and Adjusted EBITDA from continuing operations (in thousands, except for percentages, unaudited):

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Income (loss) from continuing operations	$33,481	$42,033	$(16,789)
Income tax expense (benefit)	18,813	27,411	(9,187)
Loss (income) attributable to noncontrolling interest, excluding depreciation and amortization	87	(769)	105
Interest expense, net of amounts capitalized	11,882	10,846	9,892
Interest income	(7)	(3)	(20)
Depreciation and amortization	51,189	46,898	39,182

EBITDA	$115,445	$126,416	$23,183

% of revenue	23.7%	26.2%	6.4%

Loss on debt extinguishment	—	—	46,451
G&A restructuring costs	—	4,120	—

Adjusted EBITDA	$115,445	$130,536	$69,634

% of revenue	23.7%	27.1%	19.1%

Revenue	$486,751	$481,717	$364,364

“EBITDA” is defined as income or loss from continuing operations attributable to Key before interest, taxes, depreciation, and amortization.

“Adjusted EBITDA” is EBITDA as further adjusted for certain non-recurring or extraordinary items such as asset retirements and impairments, loss on debt extinguishment, certain other gains or losses, and certain non-recurring transaction or other costs.

“EBITDA” and “Adjusted EBITDA” are non-GAAP measures that are used as supplemental financial measures by the Company’s management and directors and by external users of the Company’s financial statements, such as investors, to assess:

•	The financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of the Company’s assets to generate cash sufficient to pay interest on its indebtedness;

•	The Company’s operating performance and return on invested capital as compared to those of other companies in the well services industry, without regard to financing methods and capital structure; and

•	The Company’s operating trends underlying the items that tend to be of a non-recurring nature.

EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered alternatives to net income, operating income, cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income and these measures may vary among other companies. Limitations to using EBITDA and Adjusted EBITDA as analytical tools include:

•	EBITDA and Adjusted EBITDA do not reflect Key’s current or future requirements for capital expenditures or capital commitments;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements necessary to service interest or principal payments on Key’s debt;

•	EBITDA and Adjusted EBITDA do not reflect income taxes;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	Other companies in Key’s industry may calculate EBITDA and Adjusted EBITDA differently than Key does, limiting its usefulness as a comparative measure; and

•

EBITDA and Adjusted EBITDA are each a different calculation from earnings before interest, taxes, depreciation and amortization as defined for purposes of the financial covenants in the Company’s senior secured credit facility, and therefore should not be relied upon for assessing compliance with covenants.

April 26, 2012

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements as to matters that are not of historic fact are forward-looking statements. These forward-looking statements are based on Key’s current expectations, estimates and projections about Key, its industry, its management’s beliefs and certain assumptions made by management, and include statements regarding estimated capital expenditures, future operational expectations, expected increases in activity, the mobilization of equipment into service, international growth, and anticipated financial performance in 2012. No assurance can be given that such expectations, estimates or projections will prove to have been correct. Whenever possible, these “forward-looking statements” are identified by words such as “expects,” “believes,” “anticipates” and similar phrases.

Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: risks affecting activity levels for Key’s services, including the possibility that the future growth opportunities in Key’s industry may not materialize and may not result in activity increases; risks that Key’s customers may not increase, or may even decrease, their activity levels; risks relating to changes in the demand for or the price of oil and natural gas; risks relating to increases in costs of labor, fuel, equipment and supplies employed and used in Key’s businesses; risks relating to compliance with environmental, health and safety laws and regulations, as well as actions by governmental and regulatory authorities; risks that Key may be unable to achieve the benefits expected from acquisition transactions, and risks associated with integration of the acquired operations into Key’s operations; risks affecting Key’s foreign operations, including risks related to growth in Mexico, other risks affecting Key’s operations in Russia, risks associated with expanding operations in Colombia, Oman and Bahrain, risks involving the possible sale of its Argentina business and assets, and risks that Key may not be able to achieve its overall international growth and mobilization strategy; risks that Key may not be able to execute its capital expenditure program and/or that any such capital expenditure investments, if made, will not generate adequate returns; and other risks affecting Key’s ability to maintain or improve operations, including its ability to maintain prices for services under market pricing pressures, weather risks, and the impact of potential increases in general and administrative expenses.

Because such statements involve risks and uncertainties, many of which are outside of Key’s control, Key’s actual results and performance may differ materially from the results expressed or implied by such forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Other important risk factors that may affect Key’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and in other Securities and Exchange Commission filings. Unless otherwise required by law, Key also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. However, readers should review carefully reports and documents that Key files periodically with the Securities and Exchange Commission.

About Key Energy Services

Key Energy Services is the largest onshore, rig-based well servicing contractor based on the number of rigs owned. Key provides a complete range of well intervention services and has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Mexico, Colombia, the Middle East and Russia.